8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley Co-Chief Executive Officer
For Immediate Release
CONTACT:	Miller Industries, Inc. J. Vincent Mish, Chief Financial Officer (423) 238-4171 Frank Madonia, General Counsel (423) 238-4171 FD Investor Contact: Eric Boyriven (212) 850-5600

MILLER INDUSTRIES REPORTS 2007 SECOND QUARTER RESULTS

CHATTANOOGA, Tennessee, August 7, 2007 - Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the quarter ended June 30, 2007.
For the second quarter of 2007, net sales were $108.8 million, an increase of 18.4% compared with $91.9 million in the second quarter of 2006. Income before taxes rose 20.4% to $7.8 million from $6.5 million in the second quarter of 2006. As previously announced, in 2007 the Company returned to a normalized effective tax rate, which was 37.7% in the second quarter, as compared to 14.6% in the prior year period. Giving effect to the higher effective tax rate, second quarter 2007 net income was $4.9 million, or $0.42 per diluted share, compared with net income in the second quarter of 2006 of $5.5 million, or $0.48 per diluted share.
Costs of operations in the second quarter of 2007 were $93.1 million, compared to $78.1 million in the prior period. Gross profit for the second quarter of 2007 rose 13.5% to $15.7 million from $13.9 million in the second quarter of 2006. As a percentage of net sales, gross margin in the 2007 second quarter was 14.5%, compared to 15.1% in the 2006 second quarter, primarily reflecting a shift in sales mix. However, gross margin in the second quarter of 2007 improved on a sequential basis from 14.3% in the 2007 first quarter.
For the second quarter of 2007, selling, general and administrative expenses were $7.0 million, versus $6.4 million in the prior year period. As a percentage of net sales, selling, general and administrative expenses were 6.5% for the second quarter of 2007 versus 7.0% in the prior year period.

- MORE -

MILLER INDUSTRIES REPORTS 2007 SECOND QUARTER RESULTS	PAGE 2

For the 2007 second quarter, the Company reported operating income (earnings before interest and taxes) of $8.7 million, or 8.0% of net sales, an increase of 16.6% over the $7.5 million, or 8.1% of net sales, recorded in the second quarter of 2006.
Interest expense for the Company in the second quarter of 2007 was $882,000, compared to $968,000 in the second quarter of 2006. Total senior and junior debt at June 30, 2007, was approximately $4.2 million, down from $9.6 million at March 31, 2007, and $15.6 million at June 30, 2006. As previously disclosed, on May 7, 2007, the independent members of the Company’s Board of Directors, with the consent of the Company’s senior lender, approved the repayment in full of the Company’s remaining $5 million of junior debt. Additionally, on July 11, 2007, the Company amended its $20 million revolving credit facility and $7 million term loan with Wachovia Bank, reducing the interest rate to LIBOR plus 0.75% to 1.5% a year, from LIBOR plus 1.75% to 2.5% a year, and extending the maturity date of the credit agreement to June 17, 2010.
For the six-month period ended June 30, 2007, net sales rose 20.2% to $222.8 million compared to $185.4 million in the prior year period. Income before income taxes rose 22.5% to $16.2 million, compared with income before income taxes of $13.2 million in 2006. Reflecting the increase in the effective tax rate described above, the Company reported net income of $10.3 million, or $0.88 per diluted share for the first half of 2007, compared to net income for the first half of 2006 of $11.4 million, or $0.99 per diluted share.
“We are pleased with the results of the 2007 second quarter which saw us maintain historically high production levels, reinvest in our business and improve our overall financial strength,” stated Jeffrey I. Badgley, President and Co-CEO of the Company.  “During the previous year, we increased production levels to fulfill numerous large orders we received during the past several quarters. During the second quarter, we completed work on the orders for 62 small wreckers for the military and 80 small wreckers for a major municipality, as well as on the orders for the city of New York and DataPath. We also paid down the remainder of the Company’s junior debt and in July successfully renewed and amended our senior credit facility, reducing our interest rate on borrowed funds going forward.”
Mr. Badgley added, “We continued to work on modernizing our heavy-duty wrecker facility, which remains on schedule for completion this year. Our recently completed small wrecker facility has been performing well, and we look forward to the efficiency, customer service and product quality enhancements that these projects will bring going forward. We were also pleased with our Florida trade show in May, where we demonstrated new products that generated positive feedback from the industry.”
- MORE -

MILLER INDUSTRIES REPORTS 2007 SECOND QUARTER RESULTS	PAGE 3

Mr. Badgley concluded, “With the completion of the most recent municipal and military orders and with no additional follow-on orders on these contracts to date, our order intake has moderated.  We expect this to cause net sales for the remainder of 2007 to be lower than those achieved during the past several quarters. While we remain optimistic about our ability to secure additional follow-on orders, we cannot predict the success or the timing of any such orders under these contracts.  We continue to be concerned about general economic conditions and the effect they could have on the towing and recovery industry, as well as the level of acceptance by our customers of the 2008 chassis with new engine emission requirements.  Accordingly, we have taken appropriate steps to reduce our production levels and lower our costs for the remainder of the year in response to these uncertainties.  We will continue to monitor our cost structure to ensure that it remains in line with business conditions.”

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, August 8, 2007, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=41627

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 15, 2007. The replay number is (800) 642-1687, Passcode 11889850.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

- MORE -

MILLER INDUSTRIES REPORTS 2007 SECOND QUARTER RESULTS	PAGE 4

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties include risks related to the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials and increases in the cost of aluminum, steel, petroleum-related products and other raw materials; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2006, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change
NET SALES	$108,825	$91,923	18.4%	$222,828	$185,359	20.2%

COSTS AND EXPENSES:

COST OF OPERATIONS	93,096	78,062	19.3%	190,848	157,353	21.3%

SELLING, GENERAL AND	7,028	6,400	9.8%	14,190	12,984	9.3%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	882	968	-8.9%	1,594	1,802	-11.5%

TOTAL COSTS AND EXPENSES	101,006	85,430	18.2%	206,632	172,139	20.0%

INCOME BEFORE INCOME TAXES	7,819	6,493	20.4%	16,196	13,220	22.5%

INCOME TAX PROVISION	2,946	951	209.8%	5,928	1,795	230.3%

NET INCOME	$4,873	$5,542	-12.1%	$10,268	$11,425	-10.1%

BASIC INCOME PER COMMON SHARE	$0.42	$0.49	-14.3%	$0.89	$1.01	-11.9%

DILUTED INCOME PER COMMON SHARE	$0.42	$0.48	-12.5%	$0.88	$0.99	-11.1%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,542	11,337	1.8%	11,531	11,323	1.8%
DILUTED	11,664	11,593	0.6%	11,658	11,596	0.5%